Exhibit 10.13

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (the “Agreement”) is being executed and delivered as of April 17, 2012 by Sanjay Dholakia (“Stockholder”) in favor and for the benefit of Marketo, Inc, a Delaware corporation (“Acquiror”).  All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Acquiror, Crystal Acquisition Corporation, a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Acquiror, Crowd Factory, Inc., a Delaware corporation (the “Company”) and Sanjay Dholakia, acting on behalf of the principal stockholders of Crowd Factory, Inc. (“Stockholders Agent”), have entered into an Agreement and Plan of Reorganization, dated as of April 17, 2012 (the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and as a wholly owned subsidiary of Acquiror (“Merger”);

WHEREAS, Stockholder has a substantial interest in the Company as the holder of a significant number of shares of the Company’s capital stock, and, as a result of the Merger, Stockholder shall receive significant consideration in connection with the Merger;

WHEREAS, Acquiror and Stockholder mutually desire that the entire goodwill of the Company be transferred to Acquiror as part of the Merger and acknowledge that Acquiror’s failure to receive the entire goodwill contemplated by the Merger would have the effect of reducing the value of the Company to Acquiror.

WHEREAS, as a condition and mutual inducement to the Merger, and to preserve the value and goodwill of the business being acquired by Acquiror after the Merger and to protect the trade secrets of the Company acquired by Acquiror, the Merger Agreement contemplates, among other things, that Stockholder shall enter into this Agreement and that this Agreement shall become effective at the Effective Time.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein, Acquiror and Stockholder hereby agree as follows:

1.             Effective Date.  This Agreement shall be effective as of the Effective Time.  This Agreement shall be null and void if the Merger is not consummated as substantially contemplated in the Merger Agreement.

2.             Noncompetition.  During the period commencing on the Closing Date and ending on the 24-month anniversary of the Closing Date (the “Non-Competition Period”), Stockholder shall not (other than in connection with any employment services to Acquiror, Surviving Corporation or any subsidiary thereof or their respective successors or assigns), without the prior written consent of Acquiror, directly or indirectly:

(a)           engage in Competition (as defined below) anywhere in the Restricted Territory (as defined below);

(b)           be or become an officer, director, stockholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, contractor, consultant, advisor or manager of, or to otherwise acquire or hold any interest in, or participate in or facilitate the financing, operation, management or control of any firm, partnership, corporation, person, entity or business that engages or participates in Competition in the Restricted Territory;

provided, however that nothing in this Agreement shall prevent or restrict Stockholder from any of the following: (i) owning as a passive investment less than 1% of the outstanding shares of the capital stock (or equity interests) of a corporation (whether public or private) that is engaged in Competition and Stockholder is not otherwise associated with such corporation; (ii) performing speaking engagements and receiving honoraria in connection with such engagements; (iii) being employed by any government agency, college, university or other non-profit research organization; (iv) owning a passive equity interest in a private or public debt or equity investment fund (including without limitation hedge and mutual funds) in which the Stockholder does not have the ability to control or exercise any managerial influence over such fund; or (v) any activity consented to in writing by Acquiror.

“Competition” means engaging in any business (including research and development), operations, activities and/or services that are related in any way to the design, development, manufacture, promotion, sale, supply, distribution, resale, installation, support, maintenance, licensing or sublicensing of any Competing Product; or to providing, performing or offering any Competing Service.

“Competing Product” means (i) any product, equipment, device, tool, solution or system that has been or is currently being actively planned, designed, developed, promoted, sold, distributed, resold, installed, supported, maintained, licensed or sublicensed by or on behalf of the Company (or any predecessor of the Company) within six months prior to the Closing, including any new or future versions, updates, upgrades, integrations, applications, or successor applications to any of the foregoing actively planned within six months prior to the Closing; or (ii) any product, equipment, device, tool, solution or system that is substantially the same as, incorporates, is a material component or part of, is based upon, is functionally similar to or replaces or competes in any material respect with any product, equipment, device, tool, solution or system of the type referred to in clause “(i)” of this sentence.

“Competing Service” means any design, development, modification, marketing, maintenance, support, training, consulting or other similar service relating to any Competing Product that has been developed, provided, performed or offered by or on behalf of the Company (or any predecessor of the Company) within six months prior to the Closing.

“Restricted Territory” means each and every country, province, state, city, or other political subdivision of the world in which the Company, Surviving Corporation or any of their respective subsidiaries or affiliates is currently engaged, or currently plans to engage.

3.             Nonsolicitation.  Stockholder further agrees that Stockholder shall not during the period commencing on the Closing Date and ending on the 24-month anniversary of the Closing Date (the “Non-Solicitation Period”), directly or indirectly, without the prior written consent of Acquiror:

(a)           personally or through others, induce, attempt to induce, solicit or attempt to solicit any employee of Surviving Corporation, or any subsidiary of Surviving Corporation, to engage in any activity in which Stockholder would be prohibited from engaging;

(b)           personally or through others, in connection with pursuing activities in Competition: (i) induce or attempt to induce any client, customer or business prospect of the Company or the Surviving Corporation to terminate its relationship(s) with the Surviving Corporation or Acquiror; or (ii) otherwise take any action relating to said client or customer that would interfere with the business of the Surviving Corporation.

Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of Surviving Corporation or any subsidiary of Surviving Corporation or their respective successors or assigns, shall not be deemed to be a breach of this Section 3.

4.             Severability of Covenants.  The covenants contained in Sections 2 and 3 hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Sections 2 and 3 hereof.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then Acquiror, Surviving Corporation and Stockholder agree that such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of Section 2 or Section 3 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then Acquiror, Surviving Corporation and Stockholder agree that such provisions shall be reformed to the maximum time, geographic or scope, limitations, as the case may be, permitted by applicable law.

5.             Independence of Obligations.  The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and Acquiror, Surviving Corporation or any subsidiary of Acquiror or Surviving Corporation, on the other.

6.             Stockholder Acknowledgement.  Stockholder acknowledges that (i) Stockholder has a substantial interest in the Company, is an officer, substantial Stockholder, key employee and a key member of the management of the Company; (ii) the goodwill associated with the existing business, customers and assets of the Company prior to the Merger is an integral component of the value of the Company to Acquiror and is reflected in the consideration payable to Stockholder in connection with the Merger, and (iii) Stockholder’s agreement as set forth herein is necessary to preserve the value of the Company for Acquiror following the Merger.  Stockholder also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) the Company and Acquiror are engaged in a highly competitive industry, (B) Stockholder has had unique access to the trade secrets and know-how of the Company, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Company, and (C) Stockholder believes that this Agreement provides no more protection than is reasonably necessary to protect Acquiror’s legitimate interest in the goodwill of the Company and its trade secrets.

7.             Injunctive Relief.  The remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Stockholder of this Agreement, Acquiror, shall be entitled to an injunction restraining Stockholder from breaching or otherwise violating any provision of this Agreement.  Nothing herein contained shall be construed as prohibiting Acquiror from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Stockholder.

8.             Non-Exclusivity.  The rights and remedies of Acquiror hereunder are not exclusive of or limited by any other rights or remedies that Acquiror hereunder may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).  Without limiting the generality of the foregoing, the rights and remedies of Acquiror hereunder, and the obligations and liabilities of Stockholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like.  This Agreement does not limit Stockholder’s obligations or the rights of Acquiror (or any affiliate of Acquiror) under the terms of any other agreement between Stockholder and Acquiror or any affiliate of Acquiror.

9.             Notices.  All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address:

(a)           if to Acquiror or Merger Sub, to:

Marketo, Inc.

Attention: Sharon Zezima

Telephone No.: 650.539.3747

Facsimile No.:

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attention: Anthony McCusker, Esq.

Fax: 650.853.1038

Tel: 650.752.3100

email:

(b)                                 if to Stockholder, to the address for notice set forth on Stockholder’s signature page hereto, with a copy (which shall not constitute notice) to:

Fenwick & West, LLP

801 California Street

Mountain View, CA 94041

Attention:

Telephone No.:

Facsimile No.:

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

10.          Severability.  If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction and (c) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement.

11.          Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

12.          Attorneys’ Fees.  Should any litigation, arbitration or other proceeding be commenced between the parties concerning this Agreement (including, without limitation, the enforcement hereof and the rights and duties of the parties hereunder), the party prevailing shall be entitled, in addition to such other relief as may be granted, such party’s attorneys’ fees and expenses in connection with such litigation, arbitration or other proceeding.

13.          Waiver.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right,

privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

14.          Captions.  The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

15.          Entire Agreement.  This Agreement, and the other agreements referred to herein, set forth the entire understanding of Stockholder and Acquiror relating to the subject matter hereof and supersedes all prior agreements and understandings between any of such parties relating to the subject matter hereof.  Stockholder understands and agrees that he has had an opportunity to seek his own counsel in his review of this Agreement.  Stockholder further understands and agrees that Goodwin Procter LLC has acted as counsel to Acquiror in negotiating this Agreement and that Fenwick & West, LLP has acted as counsel to the Company during the negotiations of this Agreement.

16.          Amendments.  This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Acquiror and Stockholder.

17.          Assignment.  This Agreement and all obligations hereunder are personal to Stockholder and may not be transferred or assigned by Stockholder at any time.  Acquiror may not assign or transfer its rights under this Agreement, including to any entity in connection with any merger or sale or transfer of all or substantially all of Acquiror’s assets.

18.          Binding Nature.  Subject to Section 17, this Agreement will be binding upon Stockholder and Stockholder’s representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of Acquiror and its successors and assigns.

19.          Counterpart Execution.  This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

[remainder of page intentionally left blank]

In witness whereof, the undersigned have executed this Agreement as of the date first above written.

“STOCKHOLDER”	By:	/s/ Sanjay Dholakia
	Print Name:	Sanjay Dholakia
Address:

Telephone:
Fax:

“ACQUIROR”	MARKETO, INC.

/s/ Phil Fernandez
Phil Fernandez